Exhibit 10.42

Employment Agreement

This Employment Agreement (“Agreement”) is made by and between MICHAEL E. JALBERT (“Employee”) and EFJ, INC., a Delaware corporation (“Company”) this 15th day of October 2002.

The Company wishes to employ Employee as Chairman, President and Chief Executive Officer (“CEO”) of the Company on the terms set forth in this Agreement, and Employee desires to be employed by Company in this capacity. Company and Employee desire to set forth in writing the terms and conditions of their agreements and understandings.

THEREFORE, in consideration of the mutual promises set forth herein, it is mutually agreed between the parties as follows:

Section 1.   Employment Term.   The Company hereby employs the Employee and the Employee hereby accepts employment as Chairman, CEO and President of the Company on the terms of this Agreement, commencing as of the date hereof and continuing for a period of two (2) years, until October 14, 2004, unless terminated earlier in accordance with the provisions set forth herein. Following the initial term of employment, this Agreement may be renewed for additional two (2) year terms. At the expiration of each term (the initial two year term or each two year extension period excluding the term that would expire on October 14, 2008 in accordance with Section 4), employment shall be automatically renewed for an additional two (2) year term unless written notice to the contrary is given by the Company or the Employee by May 14th of each year preceding the October 14 termination date. Neither the Company nor the Employee is not required to give written notice of termination for the term that would expire on October 14, 2008. The provisions of the Agreement shall apply during the initial term and any renewals of the term.

Section 2.   Duties and Authority.   The Employee’s duties shall be as determined by the Board of Directors. The duties of Chairman, CEO and President are generally set forth in the job description for such position, and such duties may change from time to time.

Section 3.   Compensation.

A.   Base Salary.   Employee will receive a base salary of Three Hundred and Ten Thousand Dollars ($310,000.00) per year, paid biweekly, as long as Employee is employed with the Company. Such base salary will be subject to annual review, taking into consideration employee’s performance during the preceding year, base salary adjustments for the executive staff and other internal and external factors as described in the corporate bylaws and public document filings.

B.   Bonus.   If the Company meets or exceeds the annual objectives set forth for Employee by the Board of Directors, then the Employee will receive an annual bonus at the discretion of the Board of Directors. The bonus will be paid annually in February. At the discretion of the Board of Directors, up to fifty (50%) of Employee’s annual bonus may be granted to Employee in the form of restricted Common Stock or Stock Options in accordance with the Company’s 1996 Stock Option Plan.

C.   Additional Benefits.   Employee also will receive such additional employee benefits commensurate with his position, including those that the Company may from time to time make available to its executive officers, including 4 weeks paid vacation, qualified profit-sharing plans, employee group insurance and disability insurance. In addition, the Company shall provide Employee a one million dollar ($1,000,000) life insurance policy with the beneficiary(ies) of such policy selected by Employee.

D.   Withholdings.   All payments made to Employee pursuant to this Agreement shall be reduced by all required federal, state and local withholdings for taxes and similar charges and by all contributions or payments required to be made by Employee in connection with any employee benefit plan maintained by the Company.

Section 4.   Retirement.   On October 14, 2008, if the Employee is still employed by the Company, the Employee shall terminate his employment relationship with the Company. If the Employee does not enter into a full-time employee relationship with any other entity, then he is eligible for retirement benefits stated in Section 5. If Employee subsequently enters into a fulltime employment relationship, then the Company may immediately terminate any Retirement Benefits stated in Section 5.

Section 5.   Retirement Benefits.   Upon the retirement of Employee in accordance with Section 4, and following the cessation of Employee’s employment, the Company shall provide the following (hereinafter referred to as “Benefits”:

(a)   Unused Vacation.   The Company will pay Employee the full amount of Employee’s accrued but unused vacation time.

(b)   Company Property.   The Company will give Employee the computer which belongs to the Company but which the Employee is then utilizing as Chairman.

(c)   Health and Dental Insurance Upon Termination.   The Company shall continue to provide health insurance for Employee pursuant to the Company’s Health and Dental Insurance Plan, for all his dependents for one year after Employee retires in accordance with Section 4. Employee’s participation in the Company’s Health Insurance Plan shall be subject to the same restrictions and limitations as are applicable to current employees of the Company participating in the Health Insurance Plan including, without limitation, the Company’s right to modify, amend, change or discontinue the Health Insurance Plan in any way, at any time and for any reason. The Company hereby specifically reaffirms and reserves its right to modify, amend, change or discontinue the Health Insurance Plan in any way, at any time and for any reason. Cost of insurance will be at rates offered to other employees, which, at the Company discretion, may be payable directly to the plan administration. At the end of the one year period, Employee shall be notified of his election rights to continue insurance coverage in accordance with COBRA.

(d)   Life Insurance.   In addition, the Company shall provide Employee a one million dollar ($1,000,000) life insurance policy with the beneficiary(ies) of such policy selected by Employee. Upon Employee retiring in accordance with Section 4, the Company will continue to pay the life insurance the premiums for a period of one (1) year.

(e)   Office Space and Administrative Support.   The Company shall make available office space within its then-existing facility for a period of one (1) year. If the Company’s terminates its occupancy within the facility, its only obligation shall be to provide Employee office space in any of its then-existing facilities.

(f)   Administrative Support.   The Company shall make available administrative support for a period of one (1) year, with the support being provided by a then current Company employee, working at the Company’s facility. In no event shall the administrative support be greater, or equal to, the administrative support provide prior to the Employee’s retirement.

Section 6.   Reimbursement for Expenses.   Employee is expected to incur certain expenses on behalf of the Company for travel, promotion, telephone, entertainment and similar items. During the period of Employee’s employment with the Company, the Company will reimburse the Employee for all ordinary, necessary and reasonable amounts of such expenses, as determined by the Board of Directors, incurred by Employee. Such amounts shall be payable promptly upon receipt of reasonable written documentation signed by the Employee itemizing such expenses.

Section 7.   Indemnification.   Employee shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (however, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment). The Company’s bylaws, attached as Exhibit C, contain an indemnification procedure for directors and officers of the Company. Generally, if Employee is made or is threatened to be made a party to any action, suit or proceeding relating to his employment or service as a director of the Company, he shall have the right to select individual counsel and he shall be indemnified and held harmless by the Company against all reasonable expenses, liability and loss reasonably incurred in connection with such action, if the payment of such expenses is in accordance with Delaware law. Employee has the right to bring suit against the Company if a claim made in accordance with the Company’s bylaws is not paid in full within sixty (60) days after a written claim has been received, except in the case of a claim for an advancement of expenses, in which case the applicable period is twenty (20) days.

Section 8.   Termination / Severance

A.     The Company shall have the right to terminate this Agreement, upon thirty (30) days written notice, if the following events occur:

1.      The determination by the Board of Directors that the Employee has become disabled, and cannot complete the essential functions of the position with  reasonable accommodation and is unable to continue his service to the Company; or

2.      The Employee’s death; or

3.      The determination by the Board of Directors that there is “good cause” for termination of this Agreement. For purposes of the Agreement, “good cause” means the Employee’s willful neglect of his duties under this Agreement and the job duties as assigned by the Board of Directors, theft or misappropriation of the Company’s assets by the Employee, fraud of the Employee or gross insubordination. The Company shall provide Employee written notice of and a reasonable opportunity to cure anything that the Company believes constitutes willful neglect of duties or gross insubordination.

Upon termination pursuant to section 8A1 or 8A2, the Company shall pay Employee (or, in the event of termination due to Employee’s death, his estate), a lump sum severance payment equal to one year’s base salary (at the time of termination). In addition, in the event of termination under section 8A1, the Company shall continue to provide Benefits described herein for one year after termination. No severance payment or Benefit continuation will be provided if employee is terminated pursuant to section 8A3.

B.     Either party may terminate this Agreement upon (60) days’ prior written notice without good cause. In the event of a termination by the Company without good cause the Company shall continue to provide all benefits for one year after termination and shall pay Employee a lump sum severance payment equal to the greater of: 1) his annual base salary (at the time of termination) or, 2) his base salary (at the time of termination) for the remaining term of the then current Agreement. Upon commencement of full time employment with a different company as described in the attached non-compete agreement, or full time self employment, all Benefits shall cease. Employee’s COBRA termination date shall be the date all benefits cease.

All cash severance amounts described in sections 8A through 8B shall be paid to Employee upon the termination of his employment.

C.     In the event of a termination by Employee, the Company shall not be obligated to provide any Benefits, Severance or any other compensation.

D.     Change in Control. For the purposes of this Agreement, “change in control” means:  1) A change in the ownership of the shares of the Company that results in a change in a majority of the board of directors; or, 2) a sale, assignment or transfer of all or substantially all of the assets of the Company. If there is a change in control, then the Company may terminate this Agreement upon thirty (30) days written notice. If there is a change in control and a material diminishment in the employee’s position, duties, or responsibilities, that is not mutually agreed among the parties, then Employee may terminate this Agreement upon thirty (30) days written notice. Upon termination by either party pursuant to this section 8D, the Company shall pay to Employee a lump sum severance payment equal to three years of base salary (at the time of termination), and shall consider providing a transaction bonus, which will take into consideration shareholder value created as a result of the change of control event. In addition, the Company shall continue to provide all benefits for one year after termination.

E.     If the Company elects not to renew the Agreement for (i.e., beyond October __, 2006), the Company shall pay Employee a lump sum severance payment equal to his annual base salary (at the time of termination), and shall continue to provide all benefits for one year after termination.

Section 9.   Automobile Allowance.   The Company shall pay a net car allowance of $750.00 per month during the Employee’s full time employment with the Company (“Automobile Allowance”). In the event of a termination pursuant to section 8A1, 8B, 8D, or 8E the Company shall continue to provide Employee with the Automobile Allowance for one year. Upon commencement of full time employment with a different company as described in the Employee’s non-compete agreement, or full time self employment, the Automobile Allowance shall cease.

Section 10.   Entire Agreement.   This Agreement contains the entire understanding and agreement between the Company and the Employee and supersedes any prior agreements and negotiations between them pertaining to the Employee’s terms and conditions of employment with the Company. There are no representations, warranties, promises, covenants or understandings between the Company and the Employee with respect to such employment other than those expressly set forth in this Agreement. This Agreement takes precedence over other conflicting agreements with the Employee.

Section 11.   Governing Law.   This Agreement shall be governed by the laws of the State of Delaware.

Section 12.   Non-Assignability; Successors.   The obligations of the Employee under this Agreement are not assignable by him. This Agreement is personal in nature and may not be assigned by the Company without the written consent of the Employee, except that the consent of the Employee shall not be reasonably withheld in connection with the sale to any person, partnership, corporation or other entity of substantially all the assets of the company, provided that the assignee assumes all the liabilities of the Company hereunder. Except as provided in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors.

Section 13.   Notices.   Any notice required to be given in writing by any party to this Agreement may be personally delivered or mailed by registered or certified mail to the last known address of the party to be notified. Any such notice personally delivered shall be effective upon delivery and any such notice mailed shall be effective four (4) business days after the date of mailing by registered or certified mail with postage prepaid to the last known address of the party to be notified.

Section 14.   Severability.   The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 15.   Headings.   The Section and other headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

Section 16.   Construction.   Whenever required by the context, references to the singular shall include the plural, and the masculine gender shall include the feminine gender.

Section 17.   Restrictive Covenants.   Employee shall execute, concurrently with this Agreement, a Confidentiality and Non Compete Agreement in the form attached as Exhibit D.

Section 18.   Amendments.   No changes, modifications, waivers, discharges, amendments or additions to this Employment Agreement shall be binding unless it is in writing and signed by the Company and the Employee.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and the Employee has signed his name hereto, effective as of the date first written above.

EFJ, INC., a Delaware corporation
/s/ Thomas R. Thomsen
BY:
Its
/s/ Michael E. Jalbert
Michael E. Jalbert